UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 27, 2005

GTA-IB, LLC

(Exact Name of Company As Specified in its Charter)

Florida	333-120538	05-0546226
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

36750 US 19N., Palm Harbor, Florida 34684

(Address of principal executive offices) (Zip Code)

(727) 942-2000

(Company’s telephone number, including area code)

not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 27, 2005, Golf Trust of America, Inc. (“GTA”), GTA’s operating partnership, Golf Trust of America, L.P. (“the Parent”), and Parent’s subsidiaries GTA-IB Golf Resort, LLC (the “Holding Company”), GTA-IB Condominium, LLC (the “Condo Owner”), GTA-IB, LLC (the “Company”) and GTA-IB Management, LLC (the “Management Company” and, collectively with GTA, the Parent, the Holding Company, the Condo Owner and the Company, the “GTA Selling Entities”) entered into an Asset Purchase Agreement (the “Agreement”) with CMI Financial Network, LLC (“CMI”).  The Agreement, among other things, provides for the acquisition by CMI or its nominee (the “Buyer”) of the business (the “Business”) of the Westin Innisbrook Golf Resort (the “Resort”), certain related assets and liabilities and the Holding Company’s equity interest in Golf Host Securities, Inc.  In addition to the assumption of certain liabilities relating to the Resort and the Business, the Agreement provides that the Buyer will pay to the Company upon the closing of the transactions contemplated by the Agreement (the “Closing”) $45 million in cash (the “Purchase Price”), subject to certain adjustments.  The Agreement provides that the Closing will occur by November 30, 2005, subject to the Buyer’s right to extend the date of the Closing to December 30, 2005 (the “Extension”) upon written notice to the Company by November 25, 2005.  In the event that the Buyer exercises the Extension and the Closing occurs, the Purchase Price shall be increased by (i) the Company’s expenses to maintain the assets to be acquired by the Buyer and any refurbishment payments made to the participants in the rental pool at the Resort during the period commencing on November 30, 2005 and ending on the Closing and (ii) the difference between the price paid by GTA to purchase from AEW Targeted Securities Fund, L.P. (“AEW”) all of GTA’s series A cumulative convertible redeemable preferred stock held by AEW and $24.914 million.

The Buyer may terminate the Agreement for any reason or no reason, without penalty, at any time prior to the close of business on November 25, 2005.  The Closing is subject to customary conditions.

The foregoing is a summary of material terms of the Agreement and does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTA-IB, LLC
(Company)

October 28, 2005	By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer